Exhibit 99

PFIZER REPORTS FIRST-QUARTER 2015 RESULTS

▪	First-Quarter 2015 Reported Revenues(1) of $10.9 Billion

▪
First-Quarter 2015 Adjusted Diluted EPS(2) of $0.51, Reported Diluted EPS(1) of $0.38; Both Adjusted Diluted EPS(2) and Reported Diluted EPS(1) Include a $0.03 Negative Impact Associated with an Upfront Payment to OPKO Health, Inc. (OPKO)

▪	Repurchased $6.0 Billion of Common Stock in First-Quarter 2015, Including a $5.0 Billion Accelerated Share Repurchase Agreement Executed in February

▪	Updated Certain Components of 2015 Financial Guidance Solely to Reflect the Negative Impact of Recent Changes in Foreign Exchange Rates
NEW YORK, N.Y., Tuesday, April 28, 2015 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2015. The company manages its commercial operations through two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP)(3) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC)(3). The Established Products business consists of the Global Established Pharmaceutical segment (GEP)(3). Financial results for each of these segments are presented in the Operating Segment Information section. Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. Results are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2015	2014	Change
Reported Revenues(1)	$ 10,864	$ 11,353	(4%)
Adjusted Income(2)	3,196	3,665	(13%)
Adjusted Diluted EPS(2)	0.51	0.57	(11%)
Reported Net Income(1)	2,376	2,329	2%
Reported Diluted EPS(1)	0.38	0.36	6%

REVENUES

($ in millions) Favorable/(Unfavorable)	First-Quarter
	2015	2014	% Change
			Total	Oper.
Established Products	$ 5,014	$ 5,990	(16%)	(10%)
GEP(3)	5,014	5,990	(16%)	(10%)
Innovative Products	$ 5,738	$ 5,250	9%	16%
GIP(3)	3,075	3,076	—	7%
Global Vaccines(3)	1,328	925	44%	51%
Consumer Healthcare(3)	808	761	6%	12%
Global Oncology(3)	528	488	8%	17%
Other(4)	111	113	(2%)	—
Total	$ 10,864	$ 11,353	(4%)	2%

SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2015	2014	% Change
			Total	Oper.
Cost of Sales(2)	$ 1,807	$ 1,986	(9%)	5%
Percent of Revenues(1)	16.6%	17.5%	N/A	N/A
SI&A Expenses(2)	3,078	3,020	2%	7%
R&D Expenses(2)	1,877	1,612	16%	18%
Total	$ 6,762	$ 6,618	2%	9%

Effective Tax Rate(2)	24.4%	25.0%

2015 FINANCIAL GUIDANCE(5)
Pfizer's 2015 financial guidance was updated solely to reflect changes in foreign exchange rates in relation to the U.S. dollar from mid-January 2015 to mid-April 2015, primarily the weakening of the euro.

Reported Revenues(1)	$44.0 to $46.0 billion
(previously $44.5 to $46.5 billion)
Adjusted Cost of Sales(2) as a Percentage of Reported Revenues(1)	18.5% to 19.5%
Adjusted SI&A Expenses(2)	$12.8 to $13.8 billion
Adjusted R&D Expenses(2)	$6.9 to $7.4 billion
Adjusted Other (Income)/Deductions(2)	Approximately ($500 million) of income
Effective Tax Rate on Adjusted Income(2)	Approximately 25.0%
Reported Diluted EPS(1)	$1.32 to $1.47
(previously $1.37 to $1.52)
Adjusted Diluted EPS(2)	$1.95 to $2.05
(previously $2.00 to $2.10)

A reconciliation of Pfizer's full-year 2014 financial results to certain components of its updated 2015 financial guidance is below.

	Full-Year 2014	2015 Financial Guidance at 2014 FX Rates (Excluding OPKO Transaction)	Impact of Mid-January 2015 FX Rates Compared to 2014 FX Rates	Impact of OPKO Transaction	Impact of Mid-April 2015 FX Rates Compared to Mid-January 2015 FX Rates	2015 Financial Guidance

Reported Revenues(1)	$49.6 billion	$47.3 to $49.3 billion	($2.8 billion)	—	($0.5 billion)	$44.0 to $46.0 billion
Reported Diluted EPS(1)	$1.42	$1.57 to $1.72	($0.17)	($0.03)	($0.05)	$1.32 to $1.47
Adjusted Diluted EPS(2)	$2.26	$2.20 to $2.30	($0.17)	($0.03)	($0.05)	$1.95 to $2.05

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “We began the year with good performance on both the top and bottom line and I believe the company is well-positioned in terms of in-line products, recent product launches, geographic reach and product pipeline.”
“During the first quarter of 2015, our new products delivered strong performances. We continued to see strong uptake for our Prevnar 13 vaccine in older adults in the U.S. Ibrance, our recently approved therapy for first-line advanced breast cancer in the U.S., performed very well following its February launch. We also announced this month that a Phase 3 trial of Ibrance for recurrent breast cancer had met its primary endpoint of progression-free survival (PFS). Additionally, Eliquis delivered another strong quarter of growth as adoption among cardiologists continues to improve globally.”
“Also during the first quarter of 2015, we announced the proposed acquisition of Hospira, Inc. (Hospira). This business represents an excellent strategic fit in growing market segments and is expected to accelerate the growth trajectory of our Global Established Pharmaceuticals business. In addition to share repurchases and dividend payments, we continue to consider business development to be an attractive use of shareholder capital.”
“We continue to advance our product pipeline, which currently includes a competitive and diverse mix across small and large molecules and vaccines. I believe we are well-positioned in promising new areas of biology such as immune-oncology, anti-PCSK9 for improved cardiovascular outcomes associated with LDL cholesterol reduction and vaccines for the potential prevention of life threatening infections such as staphylococcus aureus and clostridium difficile.”
“During the remainder of 2015 and beyond, we will continue to focus on driving growth for our key products and geographies, accelerating innovation and continuing to allocate capital to value-creating opportunities,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am pleased with our first-quarter 2015 financial results and with our ability to continue delivering shareholder value through prudent capital allocation. We were able to grow revenues on an operational basis by 2% despite the significant negative impact from product losses of exclusivity, including Celebrex in the U.S., and the termination of the Spiriva co-promotion collaboration in the U.S. In addition, in first-quarter 2015, we entered into a definitive merger agreement with Hospira under which Pfizer agreed to acquire Hospira, the world’s leading provider of injectable drugs and infusion technologies and a global leader in biosimilars, for a total enterprise value of approximately $17 billion. We also continued to demonstrate our commitment to delivering significant value directly to shareholders by returning approximately $7.8 billion to shareholders through dividends and share repurchases so far this year, including entering into a $5 billion accelerated share repurchase agreement executed in February. After repurchasing $6.0 billion of our common stock in first-quarter 2015, we have already met our 2015 share repurchase target and do not currently expect to repurchase additional shares this year.”
“As a result of unfavorable changes in foreign exchange rates in relation to the U.S. dollar since mid-January 2015, primarily the weakening of the euro, we lowered our 2015 financial guidance for reported revenues(1) by $500 million, which resulted in a $0.05 negative impact to our guidance ranges for reported diluted EPS(1) and adjusted diluted EPS(2). Importantly, our update to these guidance components is solely due to recent negative changes in foreign exchange rates and does not reflect any unfavorable changes to our operational outlook for the year,” Mr. D'Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2015 vs. First-Quarter 2014)
Reported revenues(1) decreased $489 million, or 4%, which reflects operational growth of $250 million, or 2%, more than offset by the unfavorable impact of foreign exchange of $739 million, or 7%. Operational growth in developed markets was driven by the performance of certain key products, including Prevnar 13 and Eliquis, as well as Lyrica, Nexium 24HR, Xeljanz and Viagra primarily in the U.S., and the launch of Ibrance (palbociclib) in the U.S. in February 2015. Additionally, revenues in emerging markets increased 12% operationally, reflecting continued strong operational growth from Prevenar 13, Lipitor, Viagra and Norvasc. Operational growth was partially offset primarily by the loss of exclusivity and immediate multi-source generic competition for Celebrex in the U.S. in December 2014 as well as by other product losses of exclusivity in certain markets and the termination of the Spiriva co-promotion collaboration in certain countries.
Established Products Business Highlights

▪
GEP(3) revenues decreased 10% operationally, primarily due to the loss of exclusivity and immediate launch of multi-source generic competition for Celebrex in the U.S. in December 2014 as well as generic competition for Zyvox IV in the U.S. beginning in January 2015 and for Lyrica in certain developed Europe markets beginning in first-quarter 2015. Revenues for Lipitor in developed markets declined as a result of continued generic competition. Additionally, the co-promotion collaboration for Spiriva has terminated in most countries, including in the U.S. in April 2014. These declines were partially offset by strong performance in emerging markets, where revenues increased 10% operationally, primarily driven by Lipitor, Viagra and Norvasc.

Innovative Products Business Highlights
Revenues for the Innovative Products business increased 16% operationally, reflecting the following:

▪	GIP(3) revenues increased 7% operationally, primarily due to strong operational growth from Lyrica, primarily in the U.S. and Japan, as well as the performance of recently launched products, including

Eliquis globally and Xeljanz, primarily in the U.S. Operational growth was partially offset by generic competition for Rapamune in the U.S., which began in October 2014.

▪	VOC(3) revenues increased 29% operationally, reflecting the following:

–
Global Vaccines(3) revenues grew 51% operationally. Prevnar 13 revenue in the U.S. increased 80%, primarily driven by continued strong uptake among adults following the positive recommendation from the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) for use in adults aged 65 and over in third-quarter 2014 as well as the timing of government purchases for the pediatric indication compared to the year-ago quarter. International revenues increased 21% operationally, driven by Prevenar 13, which grew 15% operationally, primarily reflecting the favorable impact of Prevenar's inclusion in additional national immunization programs in certain emerging markets compared with the year-ago quarter, as well as the inclusion in first-quarter 2015 of revenues associated with the acquisition of Baxter International Inc.’s portfolio of marketed vaccines in Europe.

–
Consumer Healthcare(3) revenues increased 12% operationally, primarily due to the launch of Nexium 24HR in the U.S. in late-May 2014, as well as growth in the base business in certain emerging markets.

–
Global Oncology(3) revenues increased 17% operationally, primarily driven by the recent launch of Ibrance in the U.S. ($38 million) for advanced breast cancer as well as continued strong underlying demand for Xalkori and Inlyta globally.

Income Statement Highlights

▪	Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate increased $605 million operationally, or 9%, reflecting the following operational factors:

–	higher adjusted cost of sales(2), primarily reflecting an unfavorable change in product mix and an increase in sales volume;

–
higher adjusted SI&A expense(2), primarily as a result of increased investments to support several recent product launches and other in-line products as well as a higher cost for the Branded Prescription Drug Fee compared to the prior-year quarter, partially offset by continued benefits from cost-reduction and productivity initiatives; and

–	higher adjusted R&D expense(2), primarily due to the $295 million upfront payment to OPKO in first-quarter 2015 associated with a worldwide development and commercialization agreement.

▪
The effective tax rate on adjusted income(2) declined 0.6 percentage points to 24.4% from 25.0%. This decline was primarily due to a favorable change in the jurisdictional mix of earnings partially offset by a decrease in the favorable impact of the resolution of certain tax positions pertaining to prior years, primarily with various foreign tax authorities.

▪
The diluted weighted-average shares outstanding declined by 184 million shares compared to the prior-year quarter due to the company’s ongoing share repurchase program, including the partial-quarter impact of the $5 billion accelerated share repurchase agreement executed in February 2015.

▪	In addition to the aforementioned factors, first-quarter 2015 reported earnings were primarily impacted by the following:
Favorable impacts:

–	lower legal charges, asset impairment charges and purchase accounting adjustments in first-quarter 2015 compared to the prior-year quarter.
Unfavorable impacts:

–	higher charges incurred in first-quarter 2015 for business and legal entity alignment activities; and

–
a higher effective tax rate, primarily due to a decline in tax benefits associated with the resolution of certain tax positions pertaining to prior years, primarily with various foreign tax authorities, partially offset by the favorable change in the jurisdictional mix of earnings.

RECENT NOTABLE DEVELOPMENTS
Product Developments

▪	Ibrance (palbociclib)

–
In February 2015, Pfizer announced that the U.S. Food and Drug Administration (FDA) granted accelerated approval of Ibrance, in combination with letrozole, for the treatment of postmenopausal women with estrogen receptor-positive, human epidermal growth factor receptor 2-negative (ER+/HER2-) advanced breast cancer as initial endocrine-based therapy for their metastatic disease. This indication is approved under accelerated approval based on PFS. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

–	Pfizer announced in April 2015 that the Phase 3 PALOMA-3 trial for Ibrance met its primary endpoint of demonstrating an improvement in PFS for the combination of Ibrance plus fulvestrant compared with fulvestrant plus placebo in women with hormone receptor-positive/HER2- metastatic breast cancer following disease progression during or after endocrine therapy. The adverse events observed with Ibrance in combination with fulvestrant in PALOMA-3 were generally consistent with their respective known adverse event profiles. Detailed efficacy and safety results from PALOMA-3 will be presented at the American Society of Clinical Oncology 2015 Annual Meeting.

▪
Prevenar 13 -- Pfizer announced in March 2015 that the European Commission approved an expanded indication for the use of Prevenar 13 for the prevention of pneumonia caused by the 13 pneumococcal serotypes in the vaccine in adults aged 18 years and older. The Summary of Product Characteristics has also been updated to include efficacy data from Pfizer’s landmark Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA), which demonstrated statistically significant reductions in first episodes of vaccine-type pneumococcal community-acquired pneumonia (CAP), including non-invasive/non-bacteremic CAP, and invasive pneumococcal disease in adults aged 65 and older.

▪	Trumenba

–
Pfizer announced in February 2015 that the CDC's ACIP voted to recommend serogroup B meningococcal vaccination to help protect individuals at increased risk. Specifically, the ACIP voted to recommend serogroup B meningococcal vaccination for persons aged 10 years and older at increased risk for meningococcal disease.

–
Pfizer announced in February 2015 positive top-line results of a Phase 2 study of Trumenba co-administered with FDA-approved, routine meningococcal (groups A, C, Y and W) (MCV4) and single-dose tetanus, diphtheria and pertussis (Tdap) vaccines in more than 2,600 healthy individuals 10 through 12 years of age. The study met its co-primary immunogenicity objectives regarding co-administration of Trumenba with MCV4 and Tdap vaccines. In addition, data from a recently completed Phase 3 study demonstrated the safety and tolerability of Trumenba in approximately 5,600 healthy individuals 10 through 25 years of age, and were consistent with data from studies that supported the October 2014 accelerated approval in the U.S. These data have been shared with the FDA. Pfizer plans to present the full results of both studies at upcoming medical meetings in 2015.

▪	Xeljanz

–
Pfizer announced in February 2015 that the FDA accepted for review a supplemental New Drug Application (sNDA) for Xeljanz 5 mg and 10 mg tablets for the treatment of adult patients with moderate to severe chronic plaque psoriasis who are candidates for systemic therapy or phototherapy. The FDA has provided an anticipated Prescription Drug User Fee Act (PDUFA) action date in October 2015 for the sNDA.

–
Pfizer presented in March 2015 detailed pooled results from two pivotal Phase 3 studies from the Oral treatment Psoriasis Trials (OPT) program as well as an integrated safety analysis at the 73rd American Academy of Dermatology (AAD) Annual Meeting. The detailed, pooled analysis of 16 week data from the OPT Pivotal #1 and OPT Pivotal #2 studies showed that tofacitinib 10 mg and 5 mg tablets twice daily met the co-primary efficacy endpoints of superiority over placebo at 16 weeks in the proportion of patients achieving a Physician’s Global Assessment response of “clear” or “almost clear,” and the proportion of patients achieving at least a 75% reduction in Psoriasis Area and Severity Index (PASI75), two commonly used measures of efficacy in psoriasis.

▪
Xalkori -- Pfizer announced in April 2015 that Xalkori (crizotinib) received Breakthrough Therapy designation by the FDA for the potential treatment of patients with ROS1-positive non-small cell lung cancer (NSCLC). Occurring in approximately one percent of NSCLC cases, ROS1-positive NSCLC represents a particular molecular subgroup of NSCLC. Xalkori currently is approved in the U.S. for the treatment of patients with metastatic NSCLC whose tumors are anaplastic lymphoma kinase (ALK)-positive as detected by a FDA-approved test. Pfizer will work closely with the FDA on the development of Xalkori for ROS1-positive NSCLC and provide the information needed to support a potential regulatory submission.

▪
Rapamune -- Pfizer announced in February 2015 that the FDA accepted for priority review a sNDA for Rapamune for the treatment of lymphangioleiomyomatosis (LAM), a rare, progressive lung disease in women of childbearing age that is often fatal. This sNDA has a PDUFA action date in June 2015.

Pipeline Developments
A comprehensive update of Pfizer's development pipeline was published today and is now available at www.pfizer.com/pipeline. It includes an overview of our research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

▪
Avelumab (MSB0010718C) -- Merck KGaA and Pfizer announced in April 2015 the initiation and first patient treated in a Phase 3 study designed to assess the efficacy and safety of the investigational cancer immunotherapy avelumab, compared with docetaxel, in patients with stage IIIb/IV NSCLC who have experienced disease progression after receiving a prior platinum-containing doublet therapy. The Phase 3 study is an open-label, multicenter, 1:1 randomized clinical trial where patients with stage IIIb/IV NSCLC will receive either avelumab or docetaxel, regardless of PD-L1 status. Approximately 650 patients will participate across 290 sites in more than 30 countries in North America, South America, Asia, Africa and Europe. The primary endpoint of the study is overall survival (OS) in patients with programmed death-ligand 1 positive (PD-L1+) stage IIIb/IV NSCLC who have experienced disease progression after receiving a prior platinum-containing doublet therapy. Secondary endpoints will be assessed across the entire study population regardless of PD-L1 status and include OS; overall response rate; PFS; and patient-reported outcomes. The study is part of the JAVELIN clinical trial program for avelumab.

▪
ALO-02 (oxycodone hydrochloride and naltrexone hydrochloride) -- In February 2015, Pfizer announced that the FDA accepted for review the New Drug Application (NDA) for ALO-02, extended-release capsules, an abuse-deterrent formulation opioid for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. ALO-02 is an extended-release oxycodone specifically designed to reduce abuse via the oral, intranasal (i.e., snorting) and intravenous (IV) routes when crushed. The FDA has assigned a PDUFA action date in October 2015.

▪
Tanezumab -- Pfizer and Eli Lilly and Company (Lilly) announced in March 2015 that the companies are preparing to resume the Phase 3 clinical program for tanezumab. As a result, Pfizer received a $200 million upfront payment from Lilly in accordance with the collaboration agreement between Pfizer and Lilly. This announcement followed a decision by the FDA to lift the partial clinical hold on the tanezumab development program after a review of nonclinical data characterizing the sympathetic nervous system response to tanezumab. A partial clinical hold had been in place for tanezumab since December 2012 due to adverse changes in the sympathetic nervous system of mature animals.

▪
Inotuzumab Ozogamicin -- Pfizer announced in April 2015 that the Phase 3 INO-VATE ALL study investigating the treatment of inotuzumab ozogamicin met the primary endpoint of complete response or complete response with incomplete blood count recovery (CR/CRi) demonstrating a higher complete hematologic remission rate in adult patients with relapsed or refractory CD22-positive acute lymphoblastic leukemia compared to that achieved with standard of care chemotherapy. Pfizer is discussing these data with the FDA and other regulatory agencies. Pfizer is continuing the study to allow for the data on OS, a separate primary endpoint, to mature.

▪
PF-06439535 (biosimilar bevacizumab) -- In April 2015, Pfizer began recruiting patients in a multinational Phase 3 clinical trial of PF-06439535, a potential biosimilar to Avastin (bevacizumab). The Phase 3 clinical trial will evaluate the efficacy and safety of PF-06439535 plus paclitaxel and carboplatin against Avastin sourced from the EU plus paclitaxel and carboplatin by comparing the best confirmed objective response rate by week 19 in first-line treatment for patients with advanced (unresectable, locally advanced, recurrent or metastatic) non-squamous NSCLC.

Corporate Developments

▪
Pfizer announced in February 2015 that it has entered into a definitive merger agreement with Hospira under which Pfizer agreed to acquire Hospira, the world’s leading provider of injectable drugs and infusion technologies and a global leader in biosimilars, for $90 per share in cash, for a total enterprise value of approximately $17 billion. Pfizer expects to finance the transaction through a combination of existing cash and new debt, with approximately two-thirds of the value financed from cash and one-third from debt. The transaction is subject to customary closing conditions, including regulatory approvals in several jurisdictions and the approval of Hospira's shareholders, and is expected to close in the second half of 2015.

▪
In February 2015, Pfizer announced that it has entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. to repurchase $5 billion of Pfizer’s common stock. Pursuant to the terms of the agreement, approximately 150 million shares of Pfizer common stock were received by Pfizer on February 11, 2015. Including shares repurchased under this program as well as other share repurchases to date in 2015, the current remaining share repurchase authorization is approximately $5.5 billion. Pfizer does not currently expect to repurchase additional shares this year.

▪
Pfizer and OPKO disclosed the closing of their worldwide agreement for the development and commercialization of hGH-CTP, a long-acting human growth hormone. The transaction closed on January 28, 2015, upon termination of the waiting period under the Hart-Scott Rodino Act.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Reported revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted revenues, Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described under Adjusted income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP Reported to non-GAAP Adjusted information for first-quarter 2015 and 2014, as well as reconciliations of full-year 2015 guidance for Adjusted income and Adjusted diluted EPS to full-year 2015 guidance for Reported net income(1) and Reported diluted EPS(1). The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's 2014 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(4)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our transitional manufacturing and supply agreements with Zoetis.

(5)	The 2015 financial guidance reflects the following:

▪
Does not assume the completion of any business development transactions not completed as of March 29, 2015, including any one-time upfront payments associated with such transactions. 2015 financial guidance does not reflect any impact from the proposed acquisition of Hospira. The transaction is expected to close during the second half of 2015.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of March 29, 2015.

▪
Exchange rates assumed are a blend of the actual exchange rates in effect during first-quarter 2015 and the mid-April 2015 exchange rates for the remainder of the year. Excludes the impact of a potential devaluation of the Venezuelan bolivar.

▪
Guidance for reported revenues(1) reflects the anticipated negative impact of $3.5 billion due to recent and expected generic competition for certain products that have recently lost or are anticipated to soon lose patent protection, partially offset by anticipated revenue growth from certain other products.

▪
Guidance for reported revenues(1) also reflects the anticipated negative impact of $3.3 billion as a result of unfavorable changes in essentially all foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2014, which results in an anticipated $0.22 negative impact to 2015 reported(1) and adjusted diluted EPS(2).

▪
Guidance for the effective tax rate on adjusted income(2) does not assume the renewal of the U.S. R&D tax credit. The renewal of the R&D tax credit is not anticipated to have a material impact on the effective tax rate on adjusted income(2).

▪
Guidance for reported(1) and adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.25 billion shares, inclusive of share repurchases totaling $6 billion in 2015 composed of $1 billion of shares repurchased through January 30, 2015 and a $5 billion accelerated share repurchase agreement executed on February 9, 2015, partially offset by actual and projected dilution related to employee compensation programs.

▪
Reconciliation of the 2015 Adjusted income(2) and Adjusted diluted EPS(2) guidance to the 2015 Reported net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$12.2 - $12.8	$1.95 - $2.05
Purchase accounting impacts of transactions completed as of March 29, 2015	(2.5)	(0.41)
Restructuring and implementation costs	(0.8) - (1.1)	(0.13) - (0.18)
Business and legal entity alignment costs	(0.3)	(0.04)
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$8.3 - $9.2	$1.32 - $1.47

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PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2015	2014	(Decr.)
Revenues	$10,864	$11,353	(4)
Costs and expenses:
Cost of sales(2)	1,838	2,045	(10)
Selling, informational and administrative expenses(2)	3,104	3,040	2
Research and development expenses(2), (3)	1,885	1,623	16
Amortization of intangible assets(4)	940	1,117	(16)
Restructuring charges and certain acquisition-related costs	60	58	3
Other (income)/deductions––net(5)	(46)	623	*

Income from continuing operations before provision for taxes on income	3,082	2,847	8
Provision for taxes on income(6)	706	582	21
Income from continuing operations	2,376	2,265	5
Discontinued operations––net of tax	5	73	(93)
Net income before allocation to noncontrolling interests	2,381	2,338	2
Less: Net income attributable to noncontrolling interests	6	9	(38)
Net income attributable to Pfizer Inc.	$2,376	$2,329	2

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.38	$0.35	9
Discontinued operations––net of tax	—	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.38	$0.36	6

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.38	$0.35	9
Discontinued operations––net of tax	—	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.38	$0.36	6
Weighted-average shares used to calculate earnings per common share:
Basic	6,203	6,389
Diluted	6,292	6,476
*Calculation not meaningful.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three months ended March 29, 2015 and March 30, 2014. Subsidiaries operating outside the U.S. are included for the three months ended February 22, 2015 and February 23, 2014.

The financial results for the three months ended March 29, 2015 are not necessarily indicative of the results that could be ultimately achieved for full year.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (4) below.

(3)
The increase in Research and development expenses is primarily due to the $295 million upfront payment to OPKO in first-quarter 2015 associated with a worldwide development and commercialization agreement.

(4)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate. Amortization of intangible assets decreased 16% compared to first-quarter 2014 primarily due to assets that became fully amortized at the end of their estimated useful lives.

(5)	Other (income)/deductions––net includes the following:

	First-Quarter
(millions of dollars)	2015	2014
Interest income	$(93)	$(92)
Interest expense(a)	309	321
Net interest expense	216	229
Royalty-related income(b)	(222)	(248)
Certain legal matters, net(c)	—	694
Net gains on asset disposals(d)	(175)	(181)
Certain asset impairments(e)	—	115
Business and legal entity alignment costs(f)	101	29
Other, net	34	(15)
Other (income)/deductions––net	$(46)	$623

(a)
Interest expense decreased in first-quarter 2015, primarily due to lower interest rates on new fixed rate debt added in second-quarter 2014 and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
Royalty-related income decreased in first-quarter 2015, primarily due to a decrease in royalties earned on Amgen Inc.'s sales of Enbrel in the U.S. and Canada due to a decrease in the royalty rate per the terms of the collaboration agreement.

(c)
In first-quarter 2014, primarily includes approximately $620 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $50 million for an Effexor-related matter.

(d)
In first-quarter 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $45 million) and gains on sales of investments in equity securities (approximately $120 million). In first-quarter 2014, primarily includes gains on sales/out-licensing of product and compound rights (approximately $70 million) and gains on sales of investments in equity securities (approximately $95 million).

(e)	In first-quarter 2014, virtually all relates to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis.

(f)	In first-quarter 2015 and 2014, represents expenses for planning and implementing changes to our infrastructure to align our operations and reporting for our business segments established in 2014.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(6)
The increase in the effective tax rate for first-quarter 2015 compared to first-quarter 2014 is primarily due to a decline in favorable benefits associated with the resolution of certain tax positions pertaining to prior years, primarily with various foreign tax authorities, and the expiration of certain statutes of limitations, partially offset by the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	First-Quarter 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$10,864	$—	$—	$—	$—	$10,864
Cost of sales(6)	1,838	(1)	(9)	—	(21)	1,807
Selling, informational and administrative expenses(6)	3,104	1	—	—	(28)	3,078
Research and development expenses(6)	1,885	1	—	—	(10)	1,877
Amortization of intangible assets(7)	940	(906)	—	—	—	34
Restructuring charges and certain acquisition-related costs	60	—	(14)	—	(46)	—
Other (income)/deductions––net	(46)	2	—	—	(123)	(167)
Income from continuing operations before provision for taxes on income	3,082	903	23	—	228	4,235
Provision for taxes on income	706	261	6	—	61	1,033
Income from continuing operations	2,376	641	17	—	167	3,201
Discontinued operations––net of tax	5	—	—	(5)	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income attributable to Pfizer Inc.	2,376	641	17	(5)	167	3,196
Earnings per common share attributable to Pfizer Inc.––diluted	0.38	0.10	—	—	0.03	0.51

	First-Quarter 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$11,353	$—	$—	$—	$(57)	$11,296
Cost of sales(6)	2,045	69	(6)	—	(122)	1,986
Selling, informational and administrative expenses(6)	3,040	—	—	—	(20)	3,020
Research and development expenses(6)	1,623	—	—	—	(11)	1,612
Amortization of intangible assets(7)	1,117	(1,076)	—	—	—	41
Restructuring charges and certain acquisition-related costs	58	—	(24)	—	(34)	—
Other (income)/deductions––net	623	(1)	—	—	(886)	(264)
Income from continuing operations before provision for taxes on income	2,847	1,008	30	—	1,016	4,901
Provision for taxes on income	582	288	9	—	348	1,227
Income from continuing operations	2,265	720	21	—	668	3,674
Discontinued operations––net of tax	73	—	—	(73)	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	2,329	720	21	(73)	668	3,665
Earnings per common share attributable to Pfizer Inc.––diluted	0.36	0.11	—	0.01	0.10	0.57
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three months ended March 29, 2015 and March 30, 2014. Subsidiaries operating outside the U.S. are included for the three months ended February 22, 2015 and February 23, 2014.

(3)	Acquisition-related costs include the following:

	First-Quarter
(millions of dollars)	2015	2014
Restructuring charges(a)	$(4)	$6
Transaction costs(a)	5	—
Integration costs(a)	13	18
Additional depreciation––asset restructuring(b)	9	6
Total acquisition-related costs––pre-tax	23	30
Income taxes(c)	(6)	(9)
Total acquisition-related costs––net of tax	$17	$21

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for both first-quarter 2015 and first-quarter 2014.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(4)	Certain significant items include the following:

	First-Quarter
(millions of dollars)	2015	2014
Restructuring charges(a)	$46	$34
Implementation costs and additional depreciation––asset restructuring(b)	58	100
Certain legal matters, net(c)	—	694
Certain asset impairments(d)	—	114
Business and legal entity alignment costs(e)	101	29
Income associated with the transitional manufacturing and supply agreements with Zoetis(f)	—	(8)
Other(g)	23	53
Total certain significant items––pre-tax	228	1,016
Income taxes(h)	(61)	(348)
Total certain significant items––net of tax	$167	$668

(a)	Relates to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives. Included in Cost of sales ($22 million), Selling, informational and administrative expenses ($26 million) and Research and development expenses ($10 million) for first-quarter 2015. Included in Cost of sales ($74 million), Selling, informational and administrative expenses ($15 million) and Research and development expenses ($11 million) for first-quarter 2014.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(c)
Included in Other (income)/deductions––net. In first-quarter 2014, primarily includes approximately $620 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $50 million for an Effexor-related matter.

(d)	Included in Other (income)/deductions––net. In first-quarter 2014, virtually all relates to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis.

(e)
Included in Other (income)/deductions––net. In first-quarter 2015 and 2014, represents expenses for planning and implementing changes to align our operations and reporting for our business segments established in 2014.

(f)	Primarily included in Revenues ($57 million) and in Cost of sales ($50 million) for first-quarter 2014.

(g)	Virtually all included in Other (income)/deductions––net for first-quarter 2015 and 2014.

(h)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	First-Quarter 2015
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,075	$2,664	5,738	$5,014	$111	$10,864	$—	$10,864
Cost of sales	342	424	766	917	124	1,807	31	1,838
Selling, informational and administrative expenses	808	595	1,403	704	971	3,078	27	3,104
Research and development expenses	623	193	816	134	927	1,877	8	1,885
Amortization of intangible assets	11	12	24	10	—	34	906	940
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	60	60
Other (income)/deductions––net	(220)	(25)	(245)	(7)	85	(167)	121	(46)
Income from continuing operations before provision for taxes on income	1,511	1,464	2,975	3,256	(1,997)	4,235	(1,153)	3,082

	First-Quarter 2014
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,076	$2,174	5,250	$5,990	$56	$11,296	$57	$11,353
Cost of sales	415	409	824	1,025	137	1,986	59	2,045
Selling, informational and administrative expenses	765	531	1,296	837	887	3,020	20	3,040
Research and development expenses	394	184	578	138	896	1,612	11	1,623
Amortization of intangible assets	11	4	15	25	1	41	1,076	1,117
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	58	58
Other (income)/deductions––net	(276)	(11)	(287)	(84)	107	(264)	887	623
Income from continuing operations before provision for taxes on income	1,767	1,057	2,824	4,049	(1,972)	4,901	(2,054)	2,847
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's 2014 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

First-quarter 2015 reflects the following, as compared to first-quarter 2014:

•
GIP––The decrease in Cost of sales as a percentage of Revenues is primarily driven by favorable foreign exchange and an increase in alliance revenue which has no associated cost of sales. The decrease in Cost of sales is primarily driven by favorable foreign exchange and, to a lesser extent, by a favorable change in product mix. The increase in Selling, informational and administrative expenses reflects additional investment in recently launched products and certain in-line products, partially offset by favorable foreign exchange. The increase in Research and development expenses primarily reflects incremental investment in collaborations, primarily the $295 million upfront payment to OPKO Health, Inc., partially offset by lower clinical trial expenses as a result of the completion of Phase 3 studies and postmarketing commitments for certain products; and the unfavorable change in Other (income)/deductions––net primarily reflects a decrease in royalty income and a decrease in our share in the income of certain equity method investments.

•
VOC––The decrease in Cost of sales as a percentage of Revenues is primarily driven by favorable foreign exchange and a favorable change in product mix; the increase in Cost of sales is primarily due to an increase in sales volumes and, to a lesser extent, an increase in royalty expense, largely offset by favorable foreign exchange; the increase in Selling, informational and administrative expenses is primarily driven by promotional expenses for Prevnar 13 adult indication and Nexium 24HR as well as the launch expenses for Trumenba (meningitis B vaccine) and Ibrance (palbociclib), partially offset by favorable foreign exchange; and the increase in Research and development expenses primarily reflects increased investment in Ibrance program expenses as well as costs associated with our anti-PD-LI alliance with Merck KGaA and other oncology products, partially offset by lower Prevnar 13 adult and Trumenba clinical spend.

•
GEP––The increase in Cost of sales as a percentage of Revenues is primarily due to the impact of losses of exclusivity resulting in an unfavorable change in product mix, partially offset by favorable foreign exchange. The decrease in Cost of sales is primarily driven by favorable foreign exchange, partially offset by the unfavorable change in product mix. The decrease in Selling, informational and administrative expenses is primarily due to lower field force, advertising and promotional expenses, reflecting the benefits of cost-reduction and productivity initiatives, and the favorable impact of foreign exchange, partially offset by a higher cost for the Branded Prescription Drug Fee compared to the prior year. Research and development expenses were largely unchanged reflecting increased investment in biosimilars development programs, offset by lower clinical trial expenses related to postmarketing commitments, primarily for Celebrex; and the unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of prior year gains on the sale of product rights.

(3)	Total Innovative Products represents the sum of the GIP and VOC segments.

(4)	Other comprises the revenues and costs included in our Adjusted income components(5) that are managed outside of our three operating segments and includes the following:

	First-Quarter 2015
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (f)	Medical(c), (f)	Corporate(d), (f)	Other Unallocated(e), (f)	Total
Revenues	$111	$—	$—	$—	$—	$111
Cost of sales	86	—	—	22	15	124
Selling, informational and administrative expenses	3	—	26	936	6	971
Research and development expenses	1	688	6	230	3	927
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(29)	—	98	17	85
Income from continuing operations before provision for taxes on income	$21	$(659)	$(32)	$(1,287)	$(41)	$(1,997)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	First-Quarter 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (f)	Medical(c), (f)	Corporate(d), (f)	Other Unallocated(e), (f)	Total
Revenues	$56	$—	$—	$—	$—	$56
Cost of sales	36	—	—	11	90	137
Selling, informational and administrative expenses	3	—	24	851	9	887
Research and development expenses	1	663	6	220	6	896
Amortization of intangible assets	1	—	—	—	—	1
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(11)	—	118	—	107
Income from continuing operations before provision for taxes on income	$15	$(652)	$(30)	$(1,200)	$(105)	$(1,972)

(a)
PCS––the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation. In first-quarter 2015, PCS revenues also include revenues related to our transitional manufacturing and supply agreements with Zoetis.

(b)
WRD––the research and development expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

(d)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

(f)
See the "Analysis of Operating Segment Information" section of Pfizer's 2014 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for certain qualitative information about our Other costs. This information will be provided on an annual basis.

(5)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Adjusted Income” section of Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2015 and 2014. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(6)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2015 and 2014.

PFIZER INC.
REVENUES
FIRST-QUARTER 2015 and 2014
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2015	2014	% Change		2015	2014	% Change	2015	2014	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$10,864	$11,353	(4%)	2%	$4,433	$4,275	4%	$6,430	$7,078	(9%)	1%
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$9,945	$10,479	(5%)	2%	$3,980	$3,887	2%	$5,964	$6,592	(10%)	1%
Prevnar family	V	1,306	927	41%	48%	846	471	80%	459	456	1%	15%
Lyrica(c)	GEP/GIP	1,187	1,150	3%	10%	621	514	21%	565	636	(11%)	1%
Enbrel (Outside the U.S. and Canada)	GIP	759	914	(17%)	(6%)	—	—	—	759	914	(17%)	(6%)
Lipitor	GEP	441	457	(4%)	2%	39	50	(21%)	402	407	(1%)	5%
Viagra(d)	GEP/GIP	396	374	6%	10%	279	241	16%	117	133	(12%)	(1%)
Zyvox	GEP	271	321	(15%)	(10%)	119	165	(28%)	152	156	(3%)	9%
Norvasc	GEP	252	278	(9%)	(3%)	9	11	(13%)	243	267	(9%)	(2%)
Sutent	O	242	268	(10%)	—	73	78	(6%)	169	190	(11%)	2%
Premarin family	GEP	232	248	(7%)	(6%)	215	228	(6%)	16	20	(17%)	(9%)
Celebrex	GEP	205	624	(67%)	(64%)	22	402	(95%)	183	222	(18%)	(10%)
Vfend	GEP	182	177	3%	13%	13	12	7%	169	165	3%	14%
BeneFIX	GIP	173	201	(14%)	(7%)	70	92	(24%)	104	109	(5%)	7%
Pristiq	GEP	161	172	(6%)	(4%)	118	134	(12%)	43	38	13%	25%
Chantix/Champix	GIP	158	147	7%	12%	97	86	12%	61	61	—	12%
Genotropin	GIP	138	166	(17%)	(8%)	32	37	(13%)	107	129	(17%)	(6%)
Refacto AF/Xyntha	GIP	120	145	(17%)	(8%)	28	30	(6%)	93	115	(20%)	(9%)
Xalkori	O	111	88	26%	34%	49	40	22%	62	48	29%	44%
Xalatan/Xalacom	GEP	102	119	(14%)	(1%)	8	6	34%	94	113	(16%)	(3%)
Medrol	GEP	101	106	(5%)	1%	45	43	4%	56	63	(10%)	—
Sulperazon	GEP	98	88	12%	15%	—	—	—	98	88	12%	15%
Xeljanz	GIP	96	52	85%	87%	89	50	78%	8	2	*	*
Inlyta	O	95	88	8%	16%	44	40	10%	52	48	7%	22%
Zoloft	GEP	86	101	(15%)	(6%)	11	13	(11%)	75	88	(15%)	(5%)
Zithromax/Zmax	GEP	86	92	(7%)	—	4	2	134%	82	90	(9%)	(2%)
Relpax	GEP	80	87	(8%)	(3%)	52	53	(3%)	28	34	(15%)	(3%)
EpiPen	GEP	76	63	22%	23%	68	55	24%	8	8	4%	15%
Fragmin	GEP	74	81	(9%)	3%	1	—	*	73	81	(10%)	2%
Tygacil	GEP	74	74	—	6%	29	30	—	44	44	(1%)	10%
Effexor	GEP	73	82	(11%)	(5%)	23	26	(15%)	51	56	(9%)	—
Toviaz	GIP	63	63	1%	8%	29	31	(7%)	35	32	8%	22%
Revatio	GEP	63	76	(18%)	(8%)	15	15	(2%)	48	61	(22%)	(10%)
Unasyn	GEP	55	46	19%	29%	2	—	*	53	46	16%	25%
Neurontin	GEP	55	49	12%	19%	13	12	11%	42	37	12%	21%
Xanax/Xanax XR	GEP	54	59	(8%)	1%	10	10	(6%)	45	49	(9%)	3%
Rapamune	GIP	53	88	(39%)	(35%)	26	54	(53%)	27	34	(16%)	(5%)
Cardura	GEP	52	66	(22%)	(13%)	1	1	(29%)	51	65	(22%)	(13%)
Ibrance	O	38	—	*	*	38	—	*	—	—	—	—
Alliance revenues(e)	GEP/GIP	222	213	4%	10%	139	167	(17%)	83	46	80%	106%
All other biopharmaceutical(f)	GIP/GEP/V/O	1,913	2,131	(10%)	(4%)	704	689	2%	1,209	1,442	(16%)	(7%)
All other GIP(f)	GIP	179	196	(9%)	(3%)	87	89	(2%)	92	107	(14%)	(3%)
All other GEP(f)	GEP	1,671	1,894	(12%)	(6%)	588	574	3%	1,082	1,320	(18%)	(9%)
All other V/O(f)	V/O	63	41	53%	67%	29	27	8%	34	14	137%	177%
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$808	$761	6%	12%	$403	$345	17%	$405	$416	(3%)	8%
OTHER(g)		$111	$113	(2%)	—	$50	$43	16%	$61	$70	(13%)	(10%)
See end of tables for notes (a) through (g).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2015 and 2014
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
		2015	2014	% Change		2015	2014	% Change		2015	2014	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$2,312	$2,795	(17%)	(6%)	$1,493	$1,728	(14%)	(3%)	$2,626	$2,555	3%	12%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$2,168	$2,644	(18%)	(6%)	$1,418	$1,643	(14%)	(3%)	$2,378	$2,305	3%	12%
Prevnar family	V	134	148	(10%)	4%	103	124	(17%)	(8%)	222	184	21%	38%
Lyrica(c)	GEP/GIP	307	370	(17%)	(6%)	161	156	3%	17%	98	110	(12%)	4%
Enbrel (Outside Canada)	GIP	490	609	(20%)	(8%)	98	118	(17%)	(6%)	171	187	(9%)	2%
Lipitor	GEP	49	73	(33%)	(23%)	66	89	(25%)	(18%)	286	245	17%	22%
Viagra(k)	GEP/GIP	14	26	(45%)	(37%)	19	32	(41%)	(35%)	83	75	12%	26%
Zyvox	GEP	72	81	(11%)	3%	24	29	(17%)	(5%)	56	46	21%	30%
Norvasc	GEP	20	26	(22%)	(10%)	66	96	(31%)	(23%)	157	145	8%	13%
Sutent	O	82	105	(22%)	(10%)	28	31	(10%)	1%	60	54	10%	26%
Premarin family	GEP	2	2	(2%)	7%	6	7	(13%)	(3%)	8	11	(22%)	(16%)
Celebrex	GEP	14	34	(57%)	(51%)	83	105	(21%)	(12%)	86	83	3%	10%
Vfend	GEP	62	74	(16%)	(4%)	29	35	(18%)	(6%)	78	56	40%	50%
BeneFIX	GIP	61	66	(7%)	6%	35	33	4%	14%	8	10	(21%)	(12%)
Pristiq	GEP	4	2	86%	115%	25	23	5%	16%	15	13	16%	29%
Chantix/Champix	GIP	19	24	(18%)	(8%)	31	28	10%	22%	11	9	17%	32%
Genotropin	GIP	48	62	(23%)	(12%)	38	43	(11%)	1%	21	24	(15%)	(5%)
Refacto AF/Xyntha	GIP	75	92	(19%)	(8%)	9	14	(39%)	(33%)	9	9	7%	16%
Xalkori	O	31	21	48%	69%	14	13	6%	20%	17	14	22%	30%
Xalatan/Xalacom	GEP	22	33	(32%)	(22%)	39	48	(18%)	(7%)	33	32	3%	21%
Medrol	GEP	20	23	(13%)	—	7	8	(16%)	(5%)	30	32	(7%)	1%
Sulperazon	GEP	—	—	—	—	4	6	(30%)	(19%)	94	82	14%	18%
Xeljanz	GIP	2	1	101%	114%	3	—	*	*	3	1	*	*
Inlyta	O	25	24	4%	18%	20	20	(4%)	11%	7	4	84%	112%
Zoloft	GEP	7	14	(50%)	(42%)	38	43	(11%)	2%	30	31	(4%)	2%
Zithromax/Zmax	GEP	14	16	(14%)	(1%)	17	24	(31%)	(21%)	52	50	2%	6%
Relpax	GEP	15	18	(16%)	(3%)	9	11	(12%)	1%	4	5	(22%)	(8%)
EpiPen	GEP	—	—	—	—	8	8	4%	15%	—	—	—	—
Fragmin	GEP	42	48	(12%)	(1%)	19	18	—	10%	12	15	(16%)	2%
Tygacil	GEP	16	17	(5%)	9%	2	1	—	6%	26	26	2%	11%
Effexor	GEP	18	23	(20%)	(9%)	8	11	(25%)	(18%)	24	22	11%	17%
Toviaz	GIP	16	22	(27%)	(17%)	15	7	133%	164%	3	3	3%	14%
Revatio	GEP	32	42	(24%)	(14%)	9	12	(24%)	(13%)	7	7	(1%)	22%
Unasyn	GEP	8	9	(14%)	—	13	15	(14%)	(1%)	32	22	48%	54%
Neurontin	GEP	12	13	(10%)	3%	8	8	(1%)	6%	22	16	37%	45%
Xanax/Xanax XR	GEP	21	27	(22%)	(10%)	5	7	(20%)	(10%)	19	15	18%	31%
Rapamune	GIP	11	13	(13%)	(2%)	4	4	—	9%	12	17	(22%)	(12%)
Cardura	GEP	16	21	(20%)	(9%)	13	20	(34%)	(25%)	21	24	(13%)	(5%)
Ibrance	O	—	—	—	—	—	—	—	—	—	—	—	—
Alliance revenues(l)	GEP/GIP	46	25	88%	117%	26	13	93%	120%	11	8	32%	49%
All other biopharmaceutical(f)	GIP/GEP/V/O	338	442	(24%)	(12%)	319	383	(16%)	(5%)	552	618	(11%)	(4%)
OTHER REVENUES - INTERNATIONAL		$144	$151	(6%)	3%	$75	$85	(10%)	—	$248	$250	(1%)	8%
See end of tables for notes (b), (c), (f) and (h) through (l).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on page 24.
(b)
Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V= the Global Vaccines business; O= the Global Oncology business; C = the global Consumer Healthcare business; and GEP = the Global Established Pharmaceutical segment.

(c)	Lyrica revenues from all of Europe are included in GEP. All other Lyrica revenues are included in GIP.
(d)	Viagra revenues from the U.S. and Canada are included in GIP. All other Viagra revenues are included in GEP.
(e)	Includes Eliquis (GIP), Rebif (GIP), Spiriva (GEP) and Aricept (GEP).
(f)	All other GIP, All other GEP and All other V/O are subsets of All other biopharmaceutical revenues.
(g)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our transitional manufacturing and supply agreements with Zoetis.

(h)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(i)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(k)	Viagra revenues from Canada are included in GIP. All other international Viagra revenues are included in GEP.
(l)	Includes Eliquis (GIP), Spiriva (GEP) and Aricept (GEP).

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of April 28, 2015. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; and decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated timeframe or at all, including our and Hospira’s ability to satisfy the conditions to closing our merger agreement;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification or repeal of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products and government-imposed access restrictions in certain countries;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix; and

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, of the internal separation of our commercial operations into our new operating structure and of our proposed acquisition of Hospira.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.